Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS RESULTS FOR FOURTH-QUARTER 2006

Establishes 2007 Earnings Guidance in a Range of $4.40 to $5.30 per Diluted Share

LUFKIN, Texas -- (Feb. 15, 2007) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the fourth quarter and twelve months ended December 31, 2006. Sales increased 14% for the fourth quarter to $165.6 million from $145.4 million for the fourth quarter of 2005. Net earnings were $23.0 million, or $1.52 per diluted share, for the fourth quarter of 2006, which included a net benefit of $0.26 per diluted share comprised of a benefit of $0.30 per diluted share associated with the finalization of various tax estimates and tax initiatives and an estimated cost of $0.04 per diluted share to dispose of inventories and fixed assets related to its previously announced strategic decision to exit the trailer van business. In addition, fourth-quarter 2006 results included a $0.02 per diluted share cost related to SFAS 123R (Expensing of Stock Options). Net earnings for the fourth quarter of 2005 were $15.4 million or $1.03 per diluted share.

Sales for 2006 increased 23% to $605.5 million from $492.2 million for 2005. Net earnings for 2006 were $73.0 million, or $4.83 per diluted share, which included the net $0.26 per diluted share benefit discussed above and a SFAS 123R cost of $0.12 per diluted share. Net earnings for 2005 were $44.5 million or $3.03 per diluted share.

Douglas V. Smith, president and chief executive officer of Lufkin, commented, “Lufkin produced solid operating results for the fourth quarter of 2006, contributing to a year of strong profitable growth. We were pleased with the our top-line performance for all three of our businesses for the fourth quarter, as the combination of sales and backlog left us well positioned in each segment for 2007. In addition, the greater availability and cost stability of raw materials and reduced inefficiencies related to capacity expansions enabled us to produce stronger operating leverage for the quarter and improved profit margins, on both a comparable-quarter and sequential quarter basis.

“Lufkin’s oil field division continued to operate at a high level for the fourth quarter. Sales increased 17% from the fourth quarter of 2005 and were slightly below the level for the third quarter of 2006. Our ability to produce the pumping equipment related to these sales resulted from capacity expansions in our manufacturing facilities in the U.S., Canada and Argentina during 2006. The resulting output from the expansion exceeded new order intake for pumping units in this quarter. These expansions also enabled us to reduce our backlog to $67.1 million at year end from $79.7 million at the end of the third quarter of 2006, again returning our order-to-shipment cycle to a more acceptable range. Our oil field results for the fourth quarter and the full year also reflected strong demand and substantial profitable growth in our automation and services businesses, as well as a high rate of capacity utilization at our foundry operations, primarily driven by internal needs.

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Lufkin Industries, Inc. w601 South Raguet w Lufkin, Texas 75902 w (936) 634-2211

LUFK Announces Fourth-Quarter Results
Page
Feb. 15, 2007

“Strong demand in energy related business and steady economic growth also drove our power transmission business results for the fourth quarter. While sales increased 1% from the fourth quarter of 2005, the segment’s growing momentum was evident in the 79% increase in backlog to $95.6 million at the end of 2006 from year end 2005. In addition, sales and backlog each grew 17% sequentially from the third quarter of 2006. The power transmission results were driven by demand across product, service and geographic lines.

“The results for the Company’s trailer business were affected by the decision to exit the highly competitive trailer van business and increase production capacity of dump and flatbed trailers with a portion of the available production capacity. Strong demand for these higher margin trailers, as well as the completion of the trailer van backlog, led to a 21% increase in trailer sales for the fourth quarter compared with the fourth quarter of 2005 and a 16% sequential-quarter increase. Our trailer backlog at the end of the year declined due to the absence of trailer van bookings compared with both the fourth quarter of 2005 and the third quarter of 2006.

“Looking forward to 2007, we expect demand to remain significant in all three of our divisions,” added Mr. Smith. “While the decline in energy prices beginning in late 2006 has lessened the intensity of demand in our oil field business, it has enabled more optimal management of our backlog, supplies and capacity, creating a more sustainable operating environment. Supporting this environment, the economic expansion is continuing in the U.S. and in many of our international markets, which enhances the near-term growth prospects of all our businesses.”

As a result of the Company’s outlook for 2007 and its $181.1 million backlog at the end of 2006, the Company today established its guidance for earnings per diluted share for 2007 in a range of $4.40 to $5.30. The Company’s outlook does include some allowance for the uncertainty of oil prices. The Company also established its guidance for earnings per diluted share for the first quarter of 2007 in a range of $0.95 to $1.15, compared with $1.01 for the first quarter of 2006.

Mr. Smith concluded, “Lufkin’s people and its business model have demonstrated their ability to respond with flexibility and innovation to the challenges created by volatile prices for energy and other commodities and from changes in the economic environment. To counter the effects of such volatility, we will continue to focus our efforts on the steady strengthening of our positions of market leadership through the implementation of consistent growth strategies over the long term, while maintaining the financial and other resources to respond to new challenges and opportunities. Our experience has shown that through this long-term approach, we are insulated from the full impact of weaker phases in industry and economic cycles, while remaining well positioned to leverage better conditions to drive increased shareholder value.”

Lufkin will discuss its results for the fourth quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913-981-5592) approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) February 15, through 7:00 p.m. (central time) February 22, 2007, by dialing (719) 457-0820 and entering reservation number 7554807.

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LUFK Announces Fourth-Quarter Results

Feb. 15, 2007

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales	$165,611	$145,410	$605,492	$492,167
Cost of sales	122,639	110,934	449,243	378,826
Gross profit	42,972	34,476	156,249	113,341
Selling, general and administrative expenses	14,793	10,827	52,994	44,135
Operating income	28,179	23,649	103,255	69,206
Interest and other income (expense), net	190	33	1,474	69
Earnings before income taxes	28,369	23,682	104,729	69,275
Income tax provision	5,391	8,318	31,735	24,731
Net earnings	$22,978	$15,364	$72,994	$44,544

Net earnings per share:
Basic	$1.54	$1.05	$4.92	$3.10
Diluted	$1.52	$1.03	$4.83	$3.03
Weighted average shares outstanding
Basic	14,909	14,670	14,845	14,370
Diluted	15,157	14,979	15,123	14,686
Cash dividends per share	$0.18	$0.11	$0.62	$0.38

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LUFK Announces Fourth-Quarter Results

Feb. 15, 2007

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2006	2005
Current assets	$243,452	$189,901
Total assets	429,069	359,795
Current liabilities	61,495	56,273
Shareholders’ equity	328,140	261,078
Working capital	181,957	133,628

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2006	2005	2006	2005
Sales:
Oil field	$108,308	$92,324	$401,200	$307,075
Power transmission	34,691	34,441	124,922	106,616
Trailer	22,612	18,644	79,370	78,476
Total	$165,611	$145,409	$605,492	$492,167

	Dec. 31,	Sept. 30,	Dec. 31,
	2006	2006	2005
Backlog:
Oil field	$67,145	$79,707	$67,494
Power transmission	95,571	81,813	53,392
Trailer	18,396	31,718	25,465
Total	$181,112	$193,238	$146,351

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